Exhibit No. 99.1


                    FIRST MONTAUK FINANCIAL CORP. ANNOUNCES
                           FINANCIAL RESULTS FOR 2007


Red Bank, NJ - April 1, 2008 - First Montauk Financial Corp. (OTC/BB: FMFK), a nationwide provider of investment services through independent financial professionals, today announced its financial results for the year ended December 31, 2007.

Revenues for the year ended December 31, 2007 decreased $11.4 million, or 22%, to $39.5 million from $50.9 million for the year ended December 31, 2006. The decrease in revenues is primarily attributable to a decline in the number of producing registered representatives which are affiliated with the Company.

The Company reported a net loss applicable to common stockholders of $2.2 million, or ($0.14) per basic and diluted share compared to a net loss applicable to common stockholders for 2006 of $1.0 million, or ($0.06) per basic and diluted share.

Commenting on the results, Victor K. Kurylak, the Company's President and CEO stated, "We continue to have complete confidence in our many outstanding affiliates and financial professionals who service over 45,000 retail and institutional accounts with over $3 billion in total customer assets. This past year presented many challenges to Montauk Financial, but most importantly brought closure to a number of issues that have hindered the growth and operations of the company over the last several years. We have made significant strides in our cost reduction efforts and negotiated a financing arrangement to bring new capital into the firm. We remain focused on the growth of our business through enhanced support of our financial professionals and the addition of new relationships."


Montauk Financial Group is a service mark of First Montauk Securities Corp., Member NASD/SIPC. First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. The Company's ability to offer quality support services, research, web-based information systems and a competitive commission payout structure has attracted independent, professional registered representatives across the country. Additional information is available at the Company's website at www.montaukfinancial.com.

Statements contained in this news release regarding expected financial results of the Company and First Montauk Securities Corp., are forward-looking statements, subject to uncertainties and risks, many of which are beyond the Company's control, including, but not limited to, market conditions, interest rate and currency fluctuations, dependence on key personnel, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Factors Affecting Forward Looking Statements" in the Company's Form 10-K for the year ended December 31,2007 as filed with the Securities and Exchange Commission. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above. The Company cautions that historical results are not necessarily indicative of the Company's future performance.

                  FIRST MONTAUK FINANCIAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                       In 000's (except per share amounts)


                                               Years ended December 31,

                                           2007                      2006
                                           ----                      ----


Revenues                               $  39,556                  $  50,960

Expenses                                  41,625                     51,770
                                          ------                     ------

Net loss before income taxes              (2,069)                      (810)

Income taxes                                  16                         27
                                              --                         --

Net loss                              $   (2,085)                $     (837)
                                      ===========                ===========

Net loss applicable
to common stockholders                $   (2,209)                 $  (1,005)
                                      ===========                 ==========


Loss per share:
   Basic                                 $ (0.14)                 $   (0.06)
                                        ========                  ==========
   Diluted                               $ (0.14)                 $   (0.06)
                                        ========                  ==========

Weighted average
number of shares of
stock outstanding
   Basic                              15,635,136                 17,004,254
   Diluted                            15,635,136                 17,004,254



CONTACT:
Victor K. Kurylak
President, CEO
732-842-4700, ext. 4230
info@montaukfinancial.com
www.montaukfinancial.com